Exhibit 99.1

HACKENSACK, NJ,   December 15, 2009 – First Real Estate Investment Trust (“FREIT”) announced its operating results for the year and three-month periods ended October 31, 2009. The results of operations for the year and three months as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

2009 HIGHLIGHTS:
> Net Income Per Share (Basic and Diluted) - $0.80	> Dividends Per Share - $1.20
> FFO Per Share - $1.65	> FFO Payout - 73%
> Average Residential Occupancy - 92.8%	> Average Commercial Occupancy - 89.3%

RESULTS OF OPERATIONS

Real Estate revenue for the year-ended October 31, 2009 (“Fiscal 2009”) increased 0.2% to $42,422,000 compared to $42,340,000 for the year-ended October 31, 2008 (“Fiscal 2008”). Real Estate revenue for the three months ended October 31, 2009 (“Current Quarter”) decreased 2.6% to $10,619,000 compared to $10,905,000 for the three months ended October 31, 2008 (“Prior Year’s Quarter”).

Net income for Fiscal 2009 decreased 8.1% to $5,552,000 ($0.80 per share basic and diluted) compared to $6,039,000 ($0.88 per share basic and diluted) for Fiscal 2008. Net income for the Current Quarter decreased 7.3% to $1,372,000 ($0.20 per share basic and diluted) compared to $1,480,000 ($0.21 per share basic and diluted) for the Prior Year’s Quarter. Refer to the schedule below for a detailed analysis of the major changes that impacted revenue and net income for the year and three months ended October 31, 2009 and 2008:

	Year Ended October 31,			Three Months Ended October 31,
	2009	2008	Change	2009	2008	Change
	(in thousands, except per share)			(in thousands, except per share)
Real estate revenues:
Commercial properties	$23,333	$23,149	$184	$5,967	$6,049	$(82)
Residential properties	19,089	19,191	(102)	4,652	4,856	(204)
Total real estate revenues	42,422	42,340	82	10,619	10,905	(286)

Operating expenses:
Real estate operations	17,600	16,996	604	4,407	4,376	31
General and administrative	1,652	1,542	110	323	397	(74)
Depreciation	5,870	5,622	248	1,463	1,536	(73)
Total operating expenses	25,122	24,160	962	6,193	6,309	(116)

Operating income	17,300	18,180	(880)	4,426	4,596	(170)

Investment income	221	554	(333)	51	117	(66)

Financing costs	(10,848)	(11,557)	709	(2,797)	(2,863)	66
Minority interest in earnings of subsidiaries	(1,121)	(1,138)	17	(308)	(370)	62

Net income	$5,552	$6,039	$(487)	$1,372	$1,480	$(108)

Earnings per share:
Basic	$0.80	$0.88	$(0.08)	$0.20	$0.21	$(0.01)
Diluted	$0.80	$0.88	$(0.08)	$0.20	$0.21	$(0.01)

Weighted average shares outstanding:
Basic	6,944	6,835		6,942	6,938
Diluted	6,944	6,835		6,942	6,938

SEGMENT INFORMATION

The following table sets forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconciles the NOI to consolidated net income for Fiscal 2009 and Current Quarter, as compared to the prior year’s comparable periods:

	Commercial				Residential				Combined
	Year Ended				Year Ended				Year Ended
	October 31,		Increase (Decrease)		October 31,		Increase (Decrease)		October 31,
	2009	2008	$	%	2009	2008	$	%	2009	2008
	($ in thousands)				($ in thousands)				($ in thousands)
Rental income	$17,687	$17,238	$449	2.6%	$18,781	$18,978	$(197)	-1.0%	$36,468	$36,216
Reimbursements	5,247	5,370	(123)	-2.3%	-	-	-		5,247	5,370
Other	196	208	(12)	-5.8%	308	213	95	44.6%	504	421
Total revenue	23,130	22,816	314	1.4%	19,089	19,191	(102)	-0.5%	42,219	42,007

Operating expenses	9,219	8,817	402	4.6%	8,381	8,179	202	2.5%	17,600	16,996
Net operating income	$13,911	$13,999	$(88)	-0.6%	$10,708	$11,012	$(304)	-2.8%	24,619	25,011
Average
Occupancy %	89.3%	89.8%		-0.5%	92.8%	94.8%		-2.0%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					238	237
				Amortization of acquired leases					(35)	96
				Investment income					221	554
				General and administrative expenses					(1,652)	(1,542)
				Depreciation					(5,870)	(5,622)
				Financing costs					(10,848)	(11,557)
				Minority interest					(1,121)	(1,138)
					Net income				$5,552	$6,039

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	October 31,		Increase (Decrease)		October 31,		Increase (Decrease)		October 31,
	2009	2008	$	%	2009	2008	$	%	2009	2008
	($ in thousands)				($ in thousands)				($ in thousands)
Rental income	$4,579	$4,432	$147	3.3%	$4,584	$4,803	$(219)	-4.6%	$9,163	$9,235
Reimbursements	1,278	1,438	(160)	-11.1%	-	-	-		1,278	1,438
Other	43	58	(15)	-25.9%	68	53	15	28.3%	111	111
Total revenue	5,900	5,928	(28)	-0.5%	4,652	4,856	(204)	-4.2%	10,552	10,784

Operating expenses	2,404	2,377	27	1.1%	2,003	1,999	4	0.2%	4,407	4,376
Net operating income	$3,496	$3,551	$(55)	-1.5%	$2,649	$2,857	$(208)	-7.3%	6,145	6,408
Average
Occupancy %	89.6%	89.5%		0.1%	92.0%	94.6%		-2.6%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					75	97
				Amortization of acquired leases					(8)	24
				Investment income					51	117
				General and administrative expenses					(323)	(397)
				Depreciation					(1,463)	(1,536)
				Financing costs					(2,797)	(2,863)
				Minority interest					(308)	(370)
					Net income				$1,372	$1,480

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other non-operating activity. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flows as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT

Total revenue from FREIT’s commercial segment for Fiscal 2009 increased 1.4% from Fiscal 2008, however NOI for Fiscal 2009 decreased by 0.6% to $13,911,000. Total revenue and NOI for the Current Quarter decreased 0.5% and 1.5%, as compared to last year’s comparable quarter. Lower reimbursed expenses resulting from prior year common area maintenance adjustments and an increase in the allowance for doubtful accounts at FREIT’s Grande Rotunda subsidiary contributed to the decline in total revenue and NOI for the commercial segment.

Overall, retail sales have registered increases among retailers although results have been mixed. The continued low level of consumer spending has had an impact on the sales volumes and profitability of many merchants, including those who are our tenants. As a result, some tenants have closed their business; some have been put on relaxed payment plans, and some are seeking reduced rents or other rent concessions. Delinquencies over the last half of FREIT’s fiscal 2009 have risen, causing us to increase our allowance for doubtful accounts. To date our tenant fall-out has been minor as average occupancy for Fiscal 2009 was 89.3%, a decrease of 0.5% from last year’s comparable period, and increased slightly for the Current Quarter to 89.6% as compared to 89.5% for the Prior Year’s Quarter. However, we may experience additional fall-out if the economic recovery is slow.  We expect re-leasing of vacated space to take longer and, generally at lower rents that reflect current economic conditions.

RESIDENTIAL SEGMENT

The financial performance of FREIT’s residential segment was clearly impacted by the recession for the last half of the year. Total revenue and NOI for Fiscal 2009 decreased 0.5% and 2.8%, respectively as compared to Fiscal 2008.  For the Current Quarter, total revenue and NOI also decreased by 4.2% and 7.3%, respectively, over last year’s comparable quarter. The decrease in revenue and NOI for the quarter was primarily attributable to a drop in average occupancy, a decrease in base rental income at certain residential properties, and an overall increase in operating expenses.

While average occupancy at our residential properties for Fiscal 2009 is at 92.8%, the effects of the economic recession have been felt. For Fiscal 2009, occupancy decreased 2.0% compared to Fiscal 2008, and declined 2.6% during the Current Quarter compared to the Prior Year’s Quarter. These declines are attributable to the higher than normal unemployment in our areas of operation. Additionally, we have experienced rent reductions, a higher number of move-outs, and higher than usual incidences of delinquencies of rental payments, compared to the prior year’s comparable quarter. As with our commercial segment, we have increased our allowance for doubtful accounts over the last half of fiscal 2009.

We are pleased to note that on a month-to-month basis during the Current Quarter, both revenue and occupancy had registered gains.

FUNDS FROM OPERATIONS (“FFO”):

Many consider FFO as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Year Ended		Three Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
	($ in thousands)		($ in thousands)

Net income	$5,552	$6,039	$1,372	$1,480
Depreciation	5,870	5,622	1,463	1,536
Amortization of deferred mortgage costs	239	371	65	149
Deferred rents (Straight lining)	(238)	(237)	(75)	(97)
Amortization of acquired leases	35	(96)	8	(24)
Capital Improvements - Apartments	(204)	(424)	(61)	(78)
Minority interests:
Equity in earnings of affiliates	1,121	1,138	308	370
Distributions to minority interests	(926)	(1,093)	(106)	(386)

FFO	$11,449	$11,320	$2,974	$2,950

Per Share - Basic	$1.65	$1.66	$0.43	$0.43
Per Share - Diluted	$1.65	$1.66	$0.43	$0.43

Weighted Average Shares Outstanding:
Basic	6,944	6,835	6,942	6,938
Diluted	6,944	6,835	6,942	6,938

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be directly comparable.

DIVIDENDS

The fourth quarter dividend of $0.30 per share was paid on December 11, 2009 to shareholders of record on December 1, 2009.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $252 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web:  www.freitnj.com

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